                                                                  EXHIBIT 10.3





                            MANUFACTURING AGREEMENT


         This Agreement is made this 7th day of February, 1996 between GSS/ARRAY TECHNOLOGY, INC., a Delaware corporation (herein called
"Manufacturer") and Voice Powered Technology International Inc., a California corporation (hereinafter called "Buyer").


                                    RECITALS

         A. Buyer has developed various consumer electronic products and has the exclusive right to make, use, distribute and sell the product/s described in quotations provided to Buyer by Manufacturer (the "Products").

         B. Buyer has requested Manufacturer to manufacture, assemble and deliver the Products to Buyer, and Manufacturer has agreed to do so, pursuant to the terms and conditions of this Agreement.

         NOW, THEREFORE, the parties agree:

         1.      PRODUCTION.

                 1.1. Manufacturer shall manufacture, assemble and/or reproduce the Products listed on Exhibit A, as amended from time to time, which is attached hereto and incorporated herein, in compliance with the specifications and instructions provided by Buyer. Manufacturer shall not have the right to have any Products manufactured, assembled and/or reproduced by any of its subsidiaries or affiliates or relocate the principal manufacturing location to another country without written approval from Buyer, such approval not to be unreasonably withheld. Products shall be initially manufactured in Thailand.

                 1.2. Buyer may elect to have Manufacturer use components consigned by Buyer to Manufacturer for inclusion in the Products ("Consigned Inventory"). Consigned Inventory shall be defined on each purchase order issued by Buyer. Buyer shall retain title to the Consigned Inventory during the term of this Agreement. Upon Manufacturers receipt of Consigned Inventory, Manufacturer agrees to utilize best efforts to inspect, store and handle Consigned Inventory on behalf of Buyer. In the event any Consigned Inventory is lost or damaged as a result of negligent acts committed by Manufacturer or employees or agents of Manufacturer, Manufacturer agrees to replace such Consigned Inventory at its own expense or credit Buyer for the cost thereof.


                 1.3 Except upon buyer's default under this Agreement, Manufacturer is authorized to sell the Products only to Buyer.

         2.      MANUFACTURING LICENSE AND INFORMATION.

                 2.1 Subject to all terms of this Agreement, Buyer hereby grants Manufacturer a non-exclusive, nontransferable license to use all the designs, technology, source and object codes and other information (the "Proprietary Information") made available to Manufacturer pursuant to this Agreement solely for the purpose of manufacturing and repairing Products pursuant to purchase orders from Buyer.

                 2.2 Buyer will provide Manufacturer with all Proprietary Information necessary to carry out the obligations contained in this Agreement as promptly after execution hereof as is reasonably possible. Nothing in this Agreement shall be construed to limit Buyer's rights to manufacture, distribute or take any other action with respect to the Products or to authorize any other persons to do any of the foregoing.

                 2.3 Buyer, at Manufacturer's request, will send personnel to the Manufacturer's premises at Buyer's expense to instruct Manufacturer's engineers in maintenance and support of the Products, and will provide such technical support as may from time to time be reasonably required.

                 2.4 Manufacturers shall submit each Product it manufactures and components thereof to such tests as specified by Buyer. Buyer shall provide to Manufacturer information regarding such tests prior to Manufacturer issuing a firm quoted price for the Products. The cost of such testing shall be included in the price quoted by Manufacturer for such Product unless Buyer materially alters such testing procedures subsequent to Manufacturer providing a final quotation for the Product.

         3.      PURCHASE OF GOODS.

                 3.1 Purchases of Product pursuant to this Agreement shall be initiated by Buyer's purchase orders (the "Purchase Orders"), which will include the following information:

                          (i)     Description of Products ordered using part
numbers and specification numbers, where applicable, in accordance with Buyer's Purchase Orders based on Manufacturer's quotations;

                          (ii)    Quantities and delivery schedules;

                          (iii)   Shipping instructions including destination
address and customer reference number; and

                          (iv)    Prices applicable for invoice purposes (the
"Purchase Price") are based on the Payment Terms attached hereto as Exhibit B.

                          (v)     Manufacturer agrees that initial Purchase
Orders will be based upon a formula attached hereto as Exhibit "C" (the "Margin Formula"). Manufacturer has the right to modify such Margin Formula by giving Buyer forty five days written notice. Such revised Margin Formula shall apply to any Purchase Orders issued by Buyer after the expiration of the foregoing notice period.

         The Purchase Orders will not include any terms that are inconsistent with the terms of this Agreement. Any such inconsistent terms will be void unless approved in writing by Manufacturer. The Purchase Price of the Products are directly related to the Payment Terms granted to Buyer. All Purchase Orders issued in accordance with Section 3.2 herein will be binding upon Manufacturer fifteen (15) days after receipt unless Manufacturer notifies Buyer in writing that Manufacturer is rejecting a Purchase Order and the reasons for such rejections.

                 3.2 Buyer will issue ninety (90) day firm non-cancelable Purchase Orders and provide Manufacturer a six (6) month forecast of anticipated requirements. Buyer will pay for any and all Products purchased hereunder in accordance with the Payment Terms. Unless otherwise indicated, the Purchase Price quoted is exclusive of transportation and insurance costs, and all taxes, duties, tariffs, and other government impositions, all of which Buyer shall pay, if applicable.

                 3.3 Buyer agrees to update the ninety (90) day firm Purchase Orders every Thirty (30) days. To accomplish this update, Buyer will notify Manufacturer via facsimile or hard copy Purchase Orders the 1 (one) to ninety (90) day requirement of its six (6) month forecast.

                 3.4      Long Lead Material

                          (i)     In order to provide for ongoing material
supply sufficient to maintain Buyer's future production, it is necessary for Manufacturer to commit to certain material on behalf of the Buyer, not covered by Purchase Orders issued by Buyer ("Long-Lead Material"). Based upon the six
(6) month forecast provided by Buyer, Manufacturer shall prepare a written schedule of Long-Lead Material required to maintain the forecasted level of production. Such schedule, and all amendments thereto, shall be subject to written approval from Buyer. Buyer shall be liable for all Long-Lead Material so approved in the event this Agreement is terminated for any reason other than material breach of this Agreement by Manufacturer. Manufacturer shall provide a monthly report showing Long Lead Material components, the lead-time and the amount related to Buyer's orders and forecasts. This list, subject to the foregoing, shall define Buyer's exposure for the time period the list represents.

         4.      DELIVERY.

                 All Products shall be suitably packed in Manufacturer's standard shipping cartons (or Buyer's specified cartons) and delivered to Buyer or its carrier F.O.B. Manufacturer's plant, unless F.O.B. destination has been quoted by Manufacturer.

         5.      CANCELLATION AND RESCHEDULING.

                 5.1 Cancellation: Buyer may cancel a request for shipment release of any Products ordered hereunder by providing Manufacturer with written notification at least sixty (60) days before the originally scheduled shipment date, provided, however, that Buyer shall be required to pay Manufacturer a cancellation fee with respect to such Products based on the following schedule:

         If Manufacturer's receipt                 The Cancellation Fee will be
         the following of cancellation notice is:  percentage of the Purchase
                                                   Price (as set forth in
                                                   Subsection 3.1 (iv) hereof)
                                                   for the Products canceled.

         More than 90 days prior                   0%
         to scheduled shipment date

         61-90 days prior to                       80%
         scheduled shipment date

         0-60 days prior to                        100%
         scheduled shipment date

The notice period computation with respect to the cancellation fee shall be based on the originally scheduled shipment date, in the event that a unit previously rescheduled as to date of shipment, shall be subsequently canceled. All materials associated with cancellations which occur with less than ninety days notice will be shipped to Buyer upon request.

                 5.2 Rescheduling: Buyer may reschedule delivery (one-time) of Products ordered hereunder for delivery up to sixty (60) days later than the original delivery date without penalty, upon giving written notice to Manufacturer at least sixty (60) days prior to the original shipment date. Buyer agrees that reschedule deliveries may incur storage and carrying charges not to exceed two (2%) percent per month of the total cost of the Products which have been rescheduled.

         6.      ENGINEERING CHANGES.

                 6.1 In the event any component material in Manufacturer's inventory purchased for inclusion in Products are rendered obsolete as a result of any engineering change(s) implemented at Buyer's request in furtherance of this Agreement and cannot be used for any other product produced by Manufacturer and provided further that Manufacturer advises Buyer concerning the prospective quantity and value prior to change introduction, Manufacturer may invoice Buyer for all obsolete components, limited to the quantity required for outstanding purchase orders plus Long Lead Material, at Manufacturer's direct cost thereof. Manufacturer will make its records concerning its costs
available to Buyer upon Buyer's request.   Any such component materials for
which Buyer is liable will, upon Buyer's request, be shipped to Buyer, freight collect, F.O.B. point of shipment.

                 6.2 If any engineering change(s) require Manufacturer to cancel outstanding orders for components or other materials purchased for inclusion in Products to be manufactured pursuant to the non-cancelable portions of Buyer's purchase orders which will no longer be useable by Manufacturer, Buyer shall reimburse Manufacturer in canceling such orders.

                 6.3 The Buyer agrees to pay $250.00 (two hundred fifty dollars) per engineering change to Manufacturer to cover costs of documentation processing. Multiple ECO's submitted on the same date may be combined for a one-time charge of $250.00 (two hundred fifty dollars).

         7.      BUYER'S PROPRIETARY RIGHTS.

                 7.1 Buyer and its suppliers retain all title to, and except as and to the extent expressly licensed herein, all Proprietary Information and property provided to Manufacturer pursuant to this Agreement, including, without limitation, copyrights, patent rights, trade secret rights, and other proprietary rights.

         8.      WARRANTY ON MANUFACTURER ASSEMBLIES.

                 8.1 Manufacturer warrants for the benefit of the Buyer that for a period of six (6) months (180 days) from the date of acceptance of any such items by Buyer the portions of the Products which it has agreed to produce and manufacture (hereinafter "Manufacturer Assemblies") will conform to the specifications incorporated in the attached Exhibit A and will be free from defects in materials and workmanship under normal use and service.





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


As used herein, the term "Manufacturer Assemblies" shall mean only those portions of the Products for which component materials and subassemblies are purchased by Manufacturer and which are actually manufactured and/or assembled by Manufacturer; Manufacturer Assemblies shall include any Consigned Inventory which is a component part but shall not include subassemblies which are produced by separate manufacturers and consigned to Manufacturer by Buyer.

                 8.2 Manufacturer's express warranty with respect to Manufacturer Assemblies shall not apply to any Manufacturer Assemblies damaged as a result of any accident, negligence, use in any application for which the Manufacturer Assemblies were not designed or intended, modification without the prior consent of Manufacturer, or by any other causes unrelated to defective materials or workmanship.

                 8.3.     EXCEPT FOR THE EXPRESS WARRANTY SET FORTH IN THIS
SECTION 8, MANUFACTURER MAKES NO OTHER WARRANTIES, WHETHER EXPRESSED OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE PRODUCTS OR ANY MANUFACTURER ASSEMBLIES.

         9.      INSPECTION AND ACCEPTANCE.

                 9.1 Buyer has fifteen (15) business days after actual receipt of Products at final destination to inspect and test the Products, and to notify Manufacturer in writing of any noncompliance with the functional specification. Any Products not properly rejected within such period shall be deemed accepted hereunder for all intents and purposes. Furthermore, if any of the Products are found not to be in compliance with the Products Specification and are rejected, Buyer shall furnish Manufacturer a report detailing reasons for rejection and if such defects are shown to be violation of the Products Specification, or Manufacturer's responsibility in workmanship or defective parts supplied by Manufacturer, then Buyer, within such fifteen (15) day period, may return such defective Products to Manufacturer, F.O.B. Manufacturer's facility in San Jose, California (or such other location upon mutual agreement in writing) in the same condition as delivered. Manufacturer shall at its option repair or replace any such defective Products within thirty
(30) days of receipt, or credit Buyer's account for the Purchase Price and all transaction costs paid for the rejects Products.

                 9.2 Manufacturers liability hereunder is expressly limited to repair or replacement of defective Products or a refund of the Purchase Price then paid to Manufacturer for any defective Products (whether Manufacturer's liability arises from any breach of Manufacturer's express warranty, breach of any obligation arising from breach of warranty, or otherwise with respect to the manufacture and sale of Products hereunder, and whether liability is asserted in contract or tort, including negligence and strict product liability), except as provided in Section 13 of this Agreement.

         10.     TERM AND TERMINATION OF AGREEMENT.

                 10.1 This Agreement shall have an initial term of one (1) year but shall be automatically renewed thereafter (and after each subsequent renewal term) for a renewal term of one year unless, at least one hundred and twenty (120) days prior to the date of such renewal, either party hereto shall have given notice to the other of its intention that the Agreement shall not be renewed. This Agreement shall thereafter be automatically terminated at the end of the term during which such notice is given.





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

                 10.2 Should either breach any material term or condition of this Agreement, in addition to all other legal rights and remedies, the other party may terminate this Agreement by giving sixty (60) days' written notice of said breach unless such breach is corrected within the notice period.

                 10.3     Upon termination of this Agreement:

                          (i)     On the effective date of termination, Buyer
shall pay the Purchase Price for all finished Products in Manufacturer's inventory that were manufactured pursuant to the non-cancelable portion of Buyer's outstanding Purchase Orders; and

                          (ii)    Buyer shall pay Manufacturer's direct costs
plus ten percent (10%) for all work in progress in Manufacturer's inventory on the effective date of termination being manufactured pursuant to the non-cancelable portion of Buyer's outstanding Purchase orders; and

                          (iii)   Manufacturer will use its best efforts to
either (a) use in other products being manufactured by Manufacturer, or (b) return to the appropriate vendor at Buyer's expense, all components and other materials in Manufacturer's inventory on the effective date of termination which were purchased for inclusion in Products to be manufactured against the non-cancelable portions of Buyer's outstanding Purchase orders. Buyer shall pay Manufacturer's direct cost plus ten percent (10%) for any such components and materials which cannot be used or returned by Manufacturer.

                          (iv)    Upon payment by Buyer to Manufacturer for the
finished Products and work in progress inventory in this Section 10.3, title and ownership to such finished Products and work in progress inventories shall immediately be transferred from Manufacturer to Buyer and Buyer will have 90 (ninety) days to instruct Manufacturer on where to ship such finished Products and work in progress inventories. If Buyer fails to so instruct Manufacturer on the disposition of such finished Products and work in progress inventories, Manufacturer shall have no obligation to Buyer for these goods beyond such ninety (90) day period.

                 10.4 Upon a material default by Buyer of its obligations under this Agreement which remain uncured after the giving of notice pursuant to Section 10.2 herein. Manufacturer may exercise all rights of any aggrieved seller under Division 2 of the California Uniform Commercial Code. Manufacturer is granted a limited license to use, without charge, Buyer's patents, copyrights, trademarks, trade secrets and property of a similar nature, in disposing of any products and work-in-process for which payment has not been received in accordance with the Payment Terms of this Agreement.

                 10.5 Bankruptcy. Either party may terminate this Agreement by written notice in the event that the other party makes an assignment for this benefit of creditors, or admits in writing inability to pay debts as they become due; or a Trustee or receiver for any substantial part of its assets is appointed by any court; or a proceeding is instituted under a provision of the Federal Bankruptcy Act by or against the other party and is acquiesced in or is not dismissed within sixty (60) days or results in an adjudication in bankruptcy.

         11.     BUYER'S WARRANTIES.

                 11.1 Buyer warrants that it has the right to disclose Proprietary Information to Manufacturer and to authorize Manufacturer's use of Proprietary Information to manufacture Products.





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

                 11.2 Buyer warrants to Manufacturer that the Proprietary Information that Buyer will provide to Manufacturer will be reasonably sufficient, as of the date hereof, to allow Manufacturer to manufacture Products conforming in all material respects to the descriptions thereof contained in its specifications and purchase orders.

         12.     INTELLECTUAL PROPERTY RIGHTS INDEMNITY.

                 12.1 Buyer will defend, indemnify and otherwise hold Manufacturer harmless from and against any claims by third parties pertaining to infringements of any valid patent, copyright, trademark or trade secret arising out of Manufacturer's use of Proprietary Information to manufacture Products under this Agreement. Buyer, at its own expense and option, shall then:

                 (i)      Settle or defend against such claim; or

                 (ii) Procure for Manufacturer the right to continue to manufacture any infringing Products; or

                 (iii) Modify the Proprietary Information and description of the Products to avoid infringement; or

                 (iv) Remove any infringing Products from the operation of the licenses hereunder (after which Manufacturer shall not make or use such Product or any related documentation) and pay Manufacturer an amount calculated pursuant to Subsection 10.3 with respect to such infringing Products which shall constitute liquidated damages for Buyer's breach of Buyer's warranty.

         13.     OTHER INDEMNITIES.

                 13.1 Notwithstanding anything to the contrary in this Agreement or any exhibit hereto, Manufacturer agrees to defend, indemnify and hold Buyer harmless from and against any and all claims, liability for damages, costs and expenses (including reasonable attorney's fees):

                          (i)     related to any suit or proceeding where it is
alleged that damage or injury to any person or property has occurred as a result of Buyer's use of resale of any Products as manufactured by Manufacturer and as purchased by Buyer hereunder, or as incorporated into any of Buyer's products, where such alleged damage or injury is caused by the fault of negligence of Manufacturer in performing its manufacturing obligations in furtherance of this Agreement; and

                         (ii)    for any noncompliance by Manufacturer with
export control or other laws.

                 13.2 Notwithstanding anything to the contrary in this Agreement or any exhibit hereto, Buyer agrees to defend, indemnify and hold Manufacturer harmless from and against any and all claims, liability for damages, costs and expenses (including reasonable attorney's fees):





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




                          (i)     related to any suit or proceeding where it is
alleged that damage or injury to any person or property has occurred as a result of any use of any Products manufactured by Manufacturer in compliance with the specifications delivered by Buyer to Manufacturer hereunder, where such alleged damage or injury is caused by the fault of negligence of Buyer in designing the Products; and

                          (ii)    for any noncompliance by Buyer with export
control or other laws.

         14.     CROSS-INDEMNIFICATION FOR ACTS OR OMISSIONS.

                 Buyer and Manufacturer shall each indemnify, defend and hold the other harmless from and against any and all claims, actions, damages, demands, liabilities, costs and all claims, actions, damages, demands, liabilities, costs and expenses, including reasonable attorneys' fees and expenses, arising by reasons of (i) loss, damage to or destruction of property of each other or any third party, and (ii) death or injury to persons, including but not limited to persons performing on behalf of the indemnifying party hereunder which results from or is caused by any act or omission of the indemnitor, its employees, servants, agents, or representative or persons performing on behalf of such party hereunder.

         15.     LIMITATION OF LIABILITY.

                 IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR ITS TERMINATION, OR THE BREACH OF ANY OF ITS PROVISIONS, WHETHER OR NOT THE PARTIES HAVE ADVISED OR BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

         16.     FORCE MAJEURE.

                 16.1 Neither party shall be responsible for delays or failures in performance resulting from acts beyond the control of such party. Such acts shall include but not be limited to acts of god, strikes or other labor disputes, riots, acts of war, governmental regulations superimposed after the facts, communication line failures, power failures, fire or other disasters.

                 16.2 If it appears that Manufacturer's performance hereunder will be delayed for more than sixty (60) days, Buyer shall have the right to terminate this Agreement, subject to the provisions of Subsection 10.5

         17.     CONFIDENTIAL INFORMATION.

                 Manufacturer and Buyer each agree to hold in confidence all Proprietary Information of the other and or to disclose any Proprietary Information to any person except employees who have agreed in writing to hold such information in confidence and to whom disclosure is necessary to further the purpose of this Agreement. Neither Manufacturer nor Buyer nor their respective agents or employees shall use any such Proprietary Information, except in furtherance of and as provided in this Agreement.





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


         18.     ASSIGNMENT.

                 Except as otherwise provided in this Agreement, neither party shall assign or transfer, by law or otherwise, any rights or obligations hereunder without the prior written consent of the other party not to be unreasonably withheld.

         19.     NOTICES.

                 All notices and demands of any kind pursuant to Section 5 or 10 of this Agreement which either party may be required or desire to serve upon the other shall be in writing and shall be delivered by personal service or by mail, commercial overnight courier, telegram or telecopy, at the address or telecopy number of the receiving party set forth herein (or at such different addresses as may be designated by such party by written notice to the other parry). All notices or demands by mail or courier shall be postage prepaid and shall be deemed given upon receipt. All notices or demands by telex or telecopy shall be deemed given upon dispatch.

         20.     GENERAL.

                 20.1 Manufacturer and Buyer are independent contractors. Neither party has any power to act on behalf of the other party, take any action or make any representation to the contrary.

                 20.2 This Agreement is a complete and exclusive statement of the agreement between the parties concerning the subject matter hereof and supersedes all proposals or prior agreements, oral or written. The Exhibits signed and dated by authorized officers shall form part of this Agreement.

                 20.3 This Agreement can only be modified by a writing duly executed by both parties.

                 20.4 This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to conflicts of laws principles.

                 20.5 The prevailing party in any legal action brought to enforce this Agreement shall be entitled to reasonable costs and fees, including reasonable attorneys' fees.

                 20.6 No delay or failure to exercise any right hereunder shall be deemed to be a waiver thereof, any waiver of any right or condition shall be in writing and shall not apply to any other time or right.

                 20.7 This Agreement may be signed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute the same instrument. IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date and the year first herein above written.





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




MANUFACTURER:

GSS/Array Technology, Inc.

Signature:                /s/ R. Dale Heinkel

Name:                     R. Dale Heinkel

Title:                    Vice President, Marketing

Dated:                    2/26/96

Address:                  6835 Via Del Oro
                          San Jose, CA  95119

Facsimile:                (408) 362-3250



BUYER:

Voice Powered Technology International, Inc.

Signature:                /s/ Mitchell B. Rubin

Name:                     Mitchell B. Rubin

Title:                    Vice President

Dated:                    2/7/96

Address:                  15260 Ventura Blvd.
                          Suite 2200
                          Sherman Oaks, CA  91403

Facsimile:                818 905-0564





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                                   EXHIBIT A

                              PRODUCT DESCRIPTION
                                      AND
                            MANUFACTURING STANDARDS

PRODUCT DESCRIPTION:

The Product Description, Part number and Revision number, including the complete specification, shall be provided as part of each purchase order issued pursuant to the Manufacturing Agreement. Products hereby included in this Agreement are:

         Model 4200       IQ VOICE POCKET PLANNER(TM)
         Model 5210       IQ VOICE ORGANIZER(TM)
         Model 5310       IQ VOICE ORGANIZER - European Version

QUALITY SPECIFICATIONS:

1. GSS/ARRAY TECHNOLOGY shall manufacture Products in accordance with its Quality Procedures described in its ISO-9002 Manuals which are available at GSS/Array facilities for Buyer inspection.

2. GSS/ARRAY TECHNOLOGY shall manufacture Products in compliance with additional specifications as defined by the following quality agencies and indicated below:

                 a)       NO      Board of Approval, British Telecom
                 b)       NO      Belcore
                 c)       NO      GMP/FDA
                 d)       Mil Std 105, Level II, AQL 0% Critical, 1% Major,
                          2.5% Minor

WORKMANSHIP ACCEPTANCE CRITERIA:

         AN SI/IPC - A - 610A, CLASS 3

1. Voice Powered Technology typically uses the following inspection procedures will all its Products:

                 a)       Assembled Circuit Boards must pass an In Circuit Test
                          (ICT) which confirm at least 97% of all components as correct, performed by GSS/Array.
                 b) Subassemblies, prior to casing, just pass an initial Functional Test (FT1) performed by GSS/Array.
                 c)       Completed product must pass a final Functional Test
                          (FT2) performed by GSS/Array.
                 d) Finished goods must be identified by LOT. LOT size must be mutually agreed to by Voice Powered Technology and GSS/Array, but will typically be between 1,000 and 10,000 units.
                 e) Each LOT will be inspected to an AQL level of 0% Critical, 1% Major and 2.5% Minor by Voice Powered Technology or other designator inspector. Failed LOTS will be reworked at GSS/Array expense.





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                                   EXHIBIT B

                                TERMS OF PAYMENT





Option C         Yes

         The Purchase Price for Products shipped hereunder shall be paid to GSS/Array within thirty (30) days from Invoice date. Acceptance of such Product, per Section 9 'Inspection and Acceptance' shall apply, but shall not extend the terms of payment beyond thirty (30) days from the date of invoice, for product inspected and accepted by Buyer.

         In consideration of terms granted Buyer shall provide GSS/Array with monthly financial reports not later than twenty five days from the close of each calendar month.





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
                                   EXHIBIT C

                                 MARGIN FORMULA


ITEM                                                        FORMULA
----                                                        -------
(A)      Bill of Material Cost                              As Agreed                xx.xx

(B)      Material Overhead                                  5% of (A)                 x.xx
                                                                                     ------

(C)      Total Material Cost                                (A) + (B)                xx.xx

(D)      Labor Cost                                         $2.04/hr.                 x.xx

(E)      Manufacturing Overhead                             350% of (D)                .xx
                                                                                   -------

(F)      Total Material Plus Labor                          (C) + (D) + (E)          xx.xx

(G)      Gross Margin                                       8% of (F)                 x.xx
                                                                                     ------

(H)      Final Cost - FOB Thailand                          (F) + (G)                xx.xx
                                                                                     =====





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